                               EXCHANGE AGREEMENT


        THIS EXCHANGE AGREEMENT (this "AGREEMENT") is made and entered into as of 22 August, 1997 (the "AGREEMENT DATE") by and among INTERNATIONAL MICROCOMPUTER SOFTWARE, INC., a California corporation ("IMSI"), MEDIAPAQ, INC., a Arizona corporation ("MP") and the persons who execute this Agreement as Shareholders of MP (each individually a "MP SHAREHOLDER" and collectively the "MP SHAREHOLDERS").

                                    RECITALS

        A. The parties intend that, subject to the terms and conditions of this Agreement, IMSI will acquire 100% of the outstanding share capital of MP from the MP Shareholders pursuant to the terms and conditions set forth herein in exchange for shares of IMSI Common Stock. The parties also intend for such exchange to qualify as a "pooling of interests" transaction for accounting purposes.

        B. Upon the effectiveness of the Exchange (as defined below), all the outstanding shares of MP will be transferred to IMSI in exchange for shares of IMSI Common Stock, and (ii) all unexercised outstanding options to purchase shares of MP will terminate, all as provided in this Agreement.

        C. The representations and warranties of MP and the MP Shareholders herein are a material inducement to IMSI to enter into this Agreement.

        D. The parties intend that the Exchange qualify as a reorganization under Section 368 of the U.S. Internal Revenue Code of 1986, as amended (the "CODE").

                                    AGREEMENT

        NOW, THEREFORE, the parties hereby agree as follows:

        1. CERTAIN DEFINITIONS. As used in this Agreement, the following terms will have the meanings set forth below:

           1.1 "IMSI ANCILLARY AGREEMENTS" means, collectively, each agreement, certificate or document (other than this Agreement) which IMSI is to enter into as a party thereto, or is to otherwise execute and deliver, pursuant to or in connection with this Agreement.

           1.2 "IMSI AVERAGE PRICE PER SHARE" means the average of the closing prices per share of IMSI Common Stock (in U.S. dollars) as quoted on the Nasdaq National Market (or such other exchange or quotation system on which IMSI Common Stock is then traded or quoted) and reported in The Wall Street Journal for the ten (10) trading days ending on, and inclusive of, the date as of which such determination is being made,




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           1.3 "IMSI COMMON STOCK" means the Common Stock, $0.001 par value per share, of IMSI.

           1.4 "MP ANCILLARY AGREEMENTS" means, collectively, each agreement, certificate or document (other than this Agreement) which MP is to enter into as a party thereto, or is to otherwise execute and deliver, pursuant to or in connection with this Agreement.

           1.5 "MP CERTIFICATES" means the share certificates representing all the MP Shareholders' shares of MP Stock.

           1.6 "MP STOCK" means the shares of MP, no par value per share, comprising the issued capital of MP, as constituted immediately prior to the Closing.

           1.7 "MP DERIVATIVE SECURITIES" means, collectively: (a) any warrant, option, right or other security that entitles the holder thereof to purchase or otherwise acquire any shares of the capital stock of MP (collectively, "MP STOCK RIGHTS"); (b) any note, evidence of indebtedness, stock or other security of MP that is convertible into or exchangeable for any shares of the capital stock of MP; and (c) any warrant, option, right, note, evidence of indebtedness, stock or other security that entitles the holder thereof to purchase or otherwise acquire any MP Stock Rights or any MP Convertible Security; provided, however, that the term "MP Derivative Securities" does not include any MP Options (as defined below).

           1.8 "MP SHAREHOLDERS" means those persons who, immediately prior to the Closing, hold the shares of MP Stock that are outstanding immediately prior to the Closing, who will consist solely of those persons and entities listed on EXHIBIT A hereto.

           1.9 "CLOSING" is defined in Section 7.1.

           1.10 "CLOSING DATE" is defined in Section 7.1.

           1.11 "EXCHANGE" means, collectively, the exchange of all of the outstanding MP Stock for the Exchange Shares.

           1.12 "EXCHANGE SHARES" means the total number of shares of IMSI Common Stock, as presently constituted, that will be issued under this Agreement in exchange for all of the shares of MP Stock that are issued and outstanding immediately prior to the Closing.

           1.13 "SHAREHOLDER ANCILLARY AGREEMENTS" means, collectively the Escrow Agreement, the MP Affiliates Letter, the Stock Power, Form W-8 and each other agreement, certificate or document (other than this Agreement) to which a MP Shareholder is to enter into as a party thereto, or is to otherwise execute and deliver pursuant to or in connection with this Agreement.

           1.14 "TRANSACTION SHARES" means 20,000 shares of IMSI Common Stock.

Other capitalized terms defined elsewhere in this Agreement and not defined in this Section 1 shall have the meanings assigned to such terms in this Agreement.




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        2. THE EXCHANGE

           Subject to the terms and conditions of this Agreement, at the
Closing:

           (a) each of the MP Shareholders shall irrevocably assign and transfer to IMSI all of their shares of MP Stock, the amounts of which are set forth beside their respective names on Exhibit A, and in exchange therefor IMSI shall issue to each MP Shareholder the number of shares of IMSI Common Stock determined in accordance with Section 2.1 below;

           (b) in addition, IMSI shall pay the liabilities of MP in the aggregate sum of U.S. $160,000.00 directly to DataCal corporation, A. Brent Payne and Lunt Family Investment Limited Partnership, and

           (c) all MP Options shall expire.

                   2.1 At the Closing, each share of MP Stock that is issued and outstanding immediately prior to the Closing will be exchanged for a number of shares of IMSI Common Stock equal to the Exchange Number, subject to the provisions of Section 2.1.2 regarding the elimination of fractional shares. Subject to surrender and delivery to IMSI by each MP Shareholder of the applicable MP Certificates at the Closing and an accompanying Stock Power (in a form approved by counsel to IMSI and IMSI's transfer agent) and Form W-8, each MP Shareholder shall receive a stock certificate for its Exchange Shares once the shares are registered.

                   2.1.2 Fractional Shares. No fractional shares of IMSI Common Stock shall be issued in connection with the Exchange. MP shall discharge any and all fractional shares of MP stock prior to the Closing Date.

                   2.1.3 Registration Rights. IMSI agrees to register all the shares granted to MP Shareholders under this Agreement at no additional charge to the MP shareholders.

           2.2 Adjustments for Capital Changes. Notwithstanding the provisions of Section 2.1, if at any time after the Agreement Date and prior to the Closing, IMSI or MP recapitalizes, either through a subdivision (or stock split) of any of its outstanding shares into a greater number of shares, or a combination (or reverse stock split) of any of its outstanding shares into a lesser number of shares, or reorganizes, reclassifies or otherwise changes its outstanding shares into the same or a different number of shares of other classes (other than through a subdivision or combination of shares provided for in the previous clause), or declares a dividend on its outstanding shares payable in shares or securities convertible into shares of IMSI Common Stock (a "CAPITAL CHANGE"), then the number of shares of IMSI Common Stock for which shares of MP Stock are to be exchanged in the Exchange shall be appropriately, equitably and proportionately adjusted (as agreed to by IMSI and MP if the adjustment for such Capital Change involves something other than a mathematical adjustment) so as to maintain the proportionate interests of the shareholders of MP and the shareholders of IMSI contemplated hereby so as to maintain the proportional interests of the holders of MP Stock contemplated by this Agreement. The provisions of this Section shall not apply to any transaction not permitted to be undertaken by MP under the provisions of this Agreement. In the event that a Capital Change affecting IMSI Common Stock occurs prior to the Closing, then all prices per share and numbers of shares used to compute the Exchange Number shall be deemed to




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

have been equitably adjusted to reflect such Capital Change as necessary to effect the purposes and intent of this Section.

               2.3 Escrow Agreement. At the Closing, IMSI shall withhold ten percent (10%) of the shares of IMSI Common Stock to be issued to the MP Shareholders in accordance with Section 2.1, rounded down to the nearest whole number of shares of IMSI Common Stock to be issued to each MP Shareholder (the "ESCROW SHARES") and will deliver certificates representing such Escrow Shares to the West America Bank, or a similar institution, as escrow agent (the "ESCROW AGENT"), together with related stock transfer powers, to be held by the Escrow Agent as security for the MP Shareholders' indemnification obligations under
Section 11 and pursuant to the provisions of an Escrow Agreement (the "ESCROW AGREEMENT") that shall be memorialized in a separate document afther the date of Closing and before the shares are registered. The Escrow Shares will be represented by certificates issued in the names of the MP Shareholders in proportion to their respective interests therein and will be held by the Escrow Agent during that time period (the "ESCROW PERIOD") specified in the Escrow Agreement. The MP Shareholders, hereby consent to, approve and agree to be personally bound by: (i) the indemnification provisions of Section 11 of this Agreement (the primary MP Shareholders only); (ii) all of the terms, conditions and limitations in the Escrow Agreement; and (iii) the appointment of James Lunt as the representative of the MP Shareholders (the "REPRESENTATIVE") under the Escrow Agreement and as the attorney-in-fact and agent for and on behalf of each MP Shareholder as provided in the Escrow Agreement, and the taking by the Representative of any and all actions and the making of any and all decisions required or permitted to be taken by the Representative under the Escrow Agreement (including, without limitation, the exercise by the Representative of the power to: (i) authorize delivery to IMSI of Escrow Shares in satisfaction of claims by IMSI or any other Indemnified Person (as defined herein); (ii) agree to, negotiate and enter into settlements and compromises of such claims, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims; (iii) arbitrate, resolve, settle or compromise any claim for indemnity made pursuant to Section 11; and (iv) take all actions necessary in the judgment of the Representative for the accomplishment of the foregoing). The Representative will have unlimited authority and power to act on behalf of each MP Shareholder with respect to the Escrow Agreement and the disposition, settlement or other handling of all claims governed by the Escrow Agreement, and all rights or obligations arising under the Escrow Agreement so long as all MP Shareholders are treated in the same manner. The MP Shareholders will be bound by all actions taken by the Representative in connection with the Escrow Agreement, and IMSI will be entitled to rely on any action or decision of the Representative. In performing the functions specified in this Agreement and the Escrow Agreement, the Representative will not be liable to the MP Shareholders in the absence of gross negligence or willful misconduct on the part of the Representative. Any out-of-pocket costs and expenses reasonably incurred by the Representative in connection with actions taken pursuant to the terms of the Escrow Agreement will be paid by distribution of shares from the escrow to the Representative in proportion to each shareholder's respective percentage interests in the Escrow Shares.

               2.4 Further Assurances. If, at any time after the Closing, IMSI considers or is advised that any further instruments, deeds, assignments or assurances are reasonably necessary or desirable to consummate the Exchange or to carry out the purposes of this Agreement at or after the Closing, then IMSI, MP and their respective officers and directors may, and each MP Shareholder




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shall, execute and deliver all such proper deeds, assignments, instruments and assurances and do all other things necessary or desirable to consummate the Exchange and to carry out the purposes and intent of this Agreement, in the name of MP or otherwise.

               2.5 Securities Laws Issues. IMSI shall issue the Exchange Shares pursuant to an exemption from registration under Section 4(2) and/or Regulation D promulgated under the 1933 Act.

               2.6 Pooling of Interests. The parties acknowledge that, as a material inducement to IMSI to enter into this Agreement and consummate the Exchange, the Exchange is intended to qualify as a "pooling of interests" for accounting purposes, provided, however, neither MP nor any MP Shareholder represent that this transaction so qualifies.

            3. REPRESENTATIONS AND WARRANTIES OF MEDIAPAQ AND THE
               MEDIAPAQ SHAREHOLDERS

               MP and each of the MP Shareholders hereby jointly and severally represent and warrant to IMSI that, except as set forth in a letter addressed to IMSI from MP dated the Agreement Date and delivered by MP to IMSI concurrently herewith (the "MP DISCLOSURE LETTER"), each of the following representations and statements in this Section 3 are true and correct.

               3.1 Organization and Good Standing. MP is a corporation duly organized, validly existing and in good standing under the laws of Arizona. MP has the corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and as proposed to be conducted, and is duly qualified, which to its knowledge is limited to Arizona. As used in this Agreement, the term "MATERIAL ADVERSE EFFECT" when used with reference to, means any event, change or effect that is (or will with the passage of time be) materially adverse to MP's condition (financial or otherwise), properties, assets, liabilities, business, operations, results of operations or prospects.

               3.2 Power, Authorization and Validity.

                   3.2.1 MP has the right, power, legal capacity and authority to enter into, execute, deliver and perform its obligations under this Agreement and MP has all requisite corporate power and authority to consummate the Exchange. The execution, delivery and performance of this Agreement and each of the MP Ancillary Agreements by MP have been duly and validly approved and authorized by all necessary corporate action on the part of MP's Board of Directors. To their knowledge, each of the MP Shareholders has the right, power, legal capacity and authority to enter into, execute, deliver and perform such MP Shareholder's obligations under this Agreement and all Shareholder Ancillary Agreements and has the requisite power and authority to consummate the Exchange. The execution, delivery and performance of this Agreement and each of the Shareholder Ancillary Agreements by such MP Shareholder to their knowledge have been duly and validly approved and authorized by all necessary action specified in its governing instruments or agreement and on the part of such MP Shareholder's trustor(s), trustee(s) and beneficiaries, as applicable.




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               3.3 Capitalization of MP.

                   3.3.1 Outstanding Stock. The authorized capital stock of MP consists entirely of 10 million shares of Common Stock, no U.S. par value per share, of which a total of 102 shares are issued and outstanding, all of which are now owned and held (and all of which at the Closing will be owned and held) only by the MP Shareholders in the respective amounts shown in Exhibit A. No other shares of the capital stock of MP are (or will at Closing be) authorized, issued or outstanding. No fractional shares of MP Stock are (or will at Closing be) issued or outstanding. All issued and outstanding shares of MP Stock are fully paid and nonassessable, are not subject to any claim, lien, preemptive right, or right of rescission, and have been offered, issued, sold and delivered by MP (and, if applicable, transferred) in compliance with all registration or qualification requirements (or applicable exemptions therefrom) of all applicable securities laws, MP's Articles of Incorporation and other charter documents and all agreements to which MP or any MP Shareholder is a party. A list of all holders of MP Stock, and the number of shares of MP Stock owned by each such holder has been delivered by MP to IMSI herewith as Exhibit A.

                   3.3.2 No Options, Warrants or Rights. There are no options, warrants, convertible or other securities, calls, commitments, conversion privileges, preemptive rights or other rights or agreements outstanding to purchase or otherwise acquire (whether directly or indirectly) any shares of MP's authorized but unissued capital stock or any securities convertible into or exchangeable for any shares of MP's capital stock or obligating MP to grant, issue, extend, or enter into, any such option, warrant, convertible or other security, call, commitment, conversion privilege, preemptive right or other right or agreement, and MP has no liability for any dividends accrued but unpaid. No person or entity holds or has any option, warrant or other right to acquire any issued and outstanding shares of the capital stock of MP from any record or beneficial holder of shares of the capital stock of MP. No shares of MP Stock are reserved for issuance under any stock purchase, stock option or other benefit plan.

                   3.3.3 No Voting Arrangements or Registration Rights. There are no voting agreements, voting trusts, rights of first refusal or other restrictions (other than normal restrictions on transfer under applicable securities laws) applicable to any of MP's outstanding securities or to the conversion of any shares of MP Stock in the Exchange. MP is not under any obligation to register under the 1933 Act or otherwise any of its presently outstanding securities or any securities that may be subsequently issued.

                   3.3.4 Data. MP has never been a subsidiary of any corporation, partnership, limited liability company, joint venture or other business entity. Accurate and complete copies of articles or certificate of incorporation, articles of association, memorandum of association, bylaws and other charter documents, each as amended to date, of MP have been provided to IMSI

                   3.4.2 Authorization. Any existing MP Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has the corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and as proposed to be conducted, and is qualified to transact business as a foreign corporation in each jurisdiction in which its qualification as such is required.




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                   3.4.3 Securities. All outstanding shares of stock of the MP
Subsidiaries are validly issued, fully paid and nonassessable and not subject to preemptive rights and are owned of record and beneficially solely by MP. The outstanding shares of the MP Subsidiaries are not subject to any claim, lien, preemptive right, or right of rescission, and have been offered, issued, sold, transferred and delivered in compliance with all registration or qualification requirements (or applicable exemptions therefrom) of all applicable securities laws. There are no options, warrants, convertible or other securities, calls, commitments, conversion privileges, preemptive rights or other rights or agreements outstanding to purchase or otherwise acquire (whether directly or indirectly) any shares of any of the authorized but unissued capital stock of any of the MP Subsidiaries or any securities convertible into or exchangeable for any shares of capital stock of any of the MP Subsidiaries or obligating any of the MP Subsidiaries to grant, issue, extend, or enter into any such option, warrant, convertible or other security, call, commitment, conversion privilege, preemptive right or other right or agreement. No person or entity holds or has any option, warrant or other right to acquire any issued and outstanding shares of the capital stock of any of the MP Subsidiaries from any holder of shares of the capital stock of such entity. No shares of any of the MP Subsidiaries are reserved for issuance under any stock purchase, stock option or other benefit plan. There are no voting agreements, voting trusts, rights of first refusal or other restrictions (other than normal restrictions on transfer under applicable securities laws) applicable to any of the outstanding securities of any of the MP Subsidiaries.

               3.5 No Violation of Existing Agreements. Neither the execution and delivery of this Agreement or any MP Ancillary Agreement, nor the consummation of the Exchange or any of the other transactions contemplated hereby, nor MP's discussion or negotiation with IMSI of the Exchange or any other transaction contemplated hereby, will conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach, impairment or violation of: (i) any provision of the charter documents of MP as currently in effect; (ii) any federal, state, local or foreign judgment, writ, decree, order, statute, rule or regulation applicable to MP or its assets or properties; or
(iii) any material instrument, agreement, contract, letter of intent or commitment to which MP is a party or by which MP or its assets or properties are or were bound. The consummation of the Exchange by MP will not require the consent of any third party other than the approval of the MP Shareholders and MP Optionees and no agreement to which MP is a party requires that any other party thereto consent to the Exchange, whether as a condition to the assignment or transfer of such agreement, or otherwise.

               3.6 Litigation. There is no action, suit, arbitration, mediation, proceeding, claim or investigation pending against MP (or against any officer or director of MP or, to the best of the knowledge of MP and the MP Shareholders, against any employee or agent of MP, in their capacity as such or relating to their employment, services or relationship with MP) before any court, administrative agency or arbitrator that, if determined adversely to MP (or any such officer, director, employee or agent) may reasonably be expected to have a Material Adverse Effect on MP, nor, to the best of MP's knowledge, has any such action, suit, proceeding, arbitration, mediation, claim or investigation been threatened. There is no basis for any person, firm, corporation or other entity, to assert a claim against MP or IMSI based upon: (a) MP's entering into this Agreement or consummating the Exchange; (b) any claims of ownership, rights to ownership, or options (except for the 11.4 options described in Section 3.3.2 and set forth on Exhibit B hereto), warrants or other rights to acquire ownership, of any shares of the capital stock of MP; or (c) any rights as a MP




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shareholder, including any option, warrant or preemptive rights or rights to notice or to vote. There is no judgment, decree, injunction, rule or order of any governmental entity or agency, court or arbitrator outstanding against MP.

               3.7 Taxes. MP has timely filed all federal, state, local and foreign tax returns required to be filed, has timely paid all taxes required to be paid in respect of all periods for which returns have been filed, has established an adequate accrual or reserve for the payment of all taxes payable in respect of the periods subsequent to the periods covered by the most recent applicable tax returns, has made all necessary estimated tax payments, and has no material liability for taxes in excess of the amount so paid or accruals or reserves so established. MP is not delinquent in the payment of any tax or in the filing of any tax returns, and no deficiencies for any tax have been threatened, claimed, proposed or assessed. MP has not received any notification that any issues have been raised (and are currently pending) by any taxing authority (including but not limited to any franchise, sales or use tax authority) regarding MP and no tax return of MP has ever been audited by any national, state, local or foreign taxing agency or authority. No tax liens have been filed against any assets of MP. MP is not a "personal holding company" within the meaning of Section 542 of the Code. MP is not a "U.S. Real Property Holding Company" as defined in the Code.

               For the purposes of this Section, the terms "TAX" and "TAXES" include all national, state, local and foreign income, alternative or add-on minimum income, gains, franchise, excise, property, sales, use, employment, license, payroll (including any taxes or similar payments required to be withheld from payments of salary or other compensatory payments), ad valorem, payroll, stamp, occupation, recording, value added or transfer taxes, governmental charges, fees, customs duties, levies or assessments (whether payable directly or by withholding), and, with respect to such taxes, any estimated tax, interest and penalties or additions to tax and interest on such penalties and additions to tax.

               3.8 MP Financial Statements. MP was incorporated in Arizona. MP's fiscal year ends on December 31. MP has delivered to IMSI an unaudited draft version of the MP Financial Statements (as defined below) which is attached as
EXHIBIT 3.8 hereto (the "UNAUDITED MP FINANCIALS"). After the Closing, and as promptly as practicable after execution of this Agreement, MP shall deliver to IMSI (i) MP's pro forma balance sheet as of 22 August, 1997, and unaudited statement of operations, unaudited statement of cash flows and unaudited statement of shareholders' equity for the year ended 31 December, 1997, and (ii) MP's balance sheet as of 31 December, 1997 (the "BALANCE SHEET"), MP's statement of operations for the 234 day period ended 22 August, 1997 (all such financial statements of MP are hereinafter collectively referred to as the "MP FINANCIAL STATEMENTS"). The MP Financial Statements shall (a) be in accordance with the books and records of MP, (b) fairly present the financial condition of MP at the dates therein indicated and the results of operations for the periods therein specified and (c) have been prepared in accordance with generally accepted accounting principles applied on a consistent basis with prior periods. MP has no material debt, liability or obligation of any nature (whether intercompany or owed to third parties), whether accrued, absolute, contingent or otherwise, and whether due or to become due, except for (i) those shown on the 22 August,1997, balance sheet included in the Unaudited MP Financials (the "UNAUDITED BALANCE SHEET). At the Balance Sheet Date, there were no material loss contingencies (as such term is used in United States Statement of Financial Accounting Standards




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No. 5 issued by the Financial Accounting Standards Board in March 1975) which are not adequately provided for in the Balance Sheet as required by said Statement No. 5.

               3.9 Title to Properties. MP has good and marketable title to all of its assets (including but not limited to those shown on the Balance Sheet), free and clear of all liens, mortgages, security interests, claims, charges, restrictions or encumbrances. All machinery, vehicles, equipment and other tangible personal property included in such assets and properties are in good condition and repair, normal wear and tear excepted, and all leases of real or personal property to which MP is a party are fully effective and afford MP peaceful and undisturbed possession of the real or personal property that is the subject of the lease. MP is not in violation of any zoning, building, safety or environmental ordinance, regulation or requirement or other law or regulation applicable to the operation of owned or leased properties (the violation of which would have a Material Adverse Effect on its business), nor has MP received any notice of violation with which it has not complied. MP does not own any real property.

               3.10 Absence of Certain Changes. Since the Balance Sheet Date, there has not been with respect to MP any:

                    (a) material adverse change in the condition (financial or otherwise), properties, assets, liabilities, businesses, operations, results of operations or prospects of MP;

                    (b) amendments or changes in the charter documents of MP;

                    (c) (i) incurrence, creation or assumption by MP of any mortgage, security interest, pledge, lien or other encumbrance on any of the assets or properties of MP or any material obligation or liability or any indebtedness for borrowed money; or (ii) issuance or sale of, or change with respect to the rights of, any debt or equity securities of MP or any options or other rights to acquire from MP, directly or indirectly, any debt or equity securities of MP;

                    (d) payment or discharge of a lien or liability which lien or liability was not either shown on the Balance Sheet or incurred in the ordinary course of business after the Balance Sheet Date;

                    (e) purchase, license, sale or other disposition, or any agreement or other arrangement for the purchase, license, sale or other disposition, of any of the assets, properties or goodwill of MP other than in the ordinary course of its business consistent with its past practice;

                    (f) damage, destruction or loss, whether or not covered by insurance, having (or likely with the passage of time to have) a Material Adverse Effect on MP;

                    (g) declaration, setting aside or payment of any dividend on, or the making of any other distribution in respect of, the capital stock of MP, any split, combination or recapitalization of the capital stock of MP or any direct or indirect redemption, purchase or other acquisition of the capital stock of MP or any change in any rights, preferences, privileges or restrictions of any outstanding security of MP;




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

                    (h) change or increase in the compensation payable or to become payable to any of the officers, employees, consultants or agents of MP, or any bonus or pension, insurance or other benefit payment or arrangement (including without limitation stock awards, stock appreciation rights or stock option grants) made to or with any of such officers, employees, consultants or agents except in connection with normal salary or performance reviews or otherwise in the ordinary course of business consistent with MP's past practice or its disclosures made to IMSI;

                    (i) change with respect to the management, supervisory or other key personnel of MP;

                    (j) obligation or liability incurred by MP to any of its officers, directors or shareholders except normal compensation and expense allowances payable to officers in the ordinary course of business consistent with MP's past practice;

                    (k) making of any loan, advance or capital contribution to, or any investment in, any officer, director or record or beneficial shareholder of MP;

                    (l) entering into, amendment of, relinquishment, termination or non-renewal by MP of any contract, lease, transaction, commitment or other right or obligation other than in the ordinary course of its business consistent with its past practice or any written or oral indication or assertion by the other party thereto of problems with MP's services or performance under such contract, lease, transaction, commitment or other right or obligation or such other party's desire to so amend, relinquish, terminate or not renew any such contract, lease, transaction, commitment or other right or obligation;

                    (m) material change in the manner in which MP extends discounts or credits to customers or otherwise deals with its customers;

                    (n) entering into by MP of any transaction, contract or agreement or the conduct of business or operations other than in the ordinary course of its business consistent with its past practices;

                    (o) transfer or grant of a right under any MP IP Rights (as defined in Section 3.13 below), other than those transferred or granted in the ordinary course of MP's business consistent with MP's past practice; or

                    (p) agreement or arrangement made by MP to take any action which, if taken prior to the date of this Agreement, would have made any representation or warranty of MP and the MP Shareholders set forth in this Agreement untrue or incorrect.

               3.11 Contracts and Commitments. EXHIBIT 3.11 sets forth a list of each of the following written or oral contracts, agreements, commitments or other instruments to which MP is a party or to which it or any of its assets or properties is bound:

                    (a) consulting or similar agreement under which MP provides any advice or services to a customer of MP;




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

                    (b) continuing contract for the future purchase, sale, license, provision or manufacture of products, material, supplies, equipment or services requiring payment to or from MP in an amount in excess of $25,000 per annum which is not terminable on 90 days' or less notice without cost or other liability to MP or in which MP has granted or received manufacturing rights, most favored customer pricing provisions or exclusive marketing rights relating to any product or services, group of products or services or territory;

                    (c) contract providing for the acquisition of software by MP, for the development of software for MP, or the license of software to MP, which software is used or incorporated in any products currently distributed by MP or services currently provided by MP or is contemplated to be used or incorporated in any products to be distributed or services to be provided by MP (other than software generally available to the public at a per copy license fee of less than $1,000);

                    (d) joint venture or partnership contract or agreement or other agreement which has involved or is reasonably expected to involve a sharing of profits or losses in excess of $25,000 per annum with any other party, as the existing profit sharing agreement with Data Cal shall be waived by DataCal in consideration of the liability monies paid by IMSI on the Closing Date;

                    (e) contract or commitment for the employment of any officer, employee or consultant of MP or any other type of contract or understanding with any officer, employee or consultant of MP which is not immediately terminable by MP without cost or other liability;

                    (f) indenture, mortgage, trust deed, promissory note, loan agreement, guarantee or other agreement or commitment for the borrowing of money, for a line of credit or for a leasing transaction of a type required to be capitalized in accordance with United States Statement of Financial Accounting Standards No. 13 of the Financial Accounting Standards Board;

                    (g) lease or other agreement under which MP is lessee of or holds or operates any items of tangible personal property or real property owned by any third party and under which payments to such third party exceed $5,000 per annum;

                    (h) agreement or arrangement for the sale of any assets, properties, services or rights having a value in excess of $10,000, other than in the ordinary course of business consistent with past practice;

                    (i) agreement which restricts MP from engaging in any aspect of its business or competing in any line of business in any geographic area;

                    (j) MP IP Rights Agreement (as defined in Section 3.13 below);

                    (k) agreement relating to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any shares of capital stock or other securities of MP or any options, warrants or other rights to purchase or otherwise acquire any such shares of stock, other securities or options, warrants or other rights therefor;

                    (l) contract with or commitment to any labor union; or

                    (m) other agreement, contract, commitment or instrument that is material to the business of MP or that involves a commitment by MP in excess of $25,000.

               A copy of each agreement or document required by this Section to be listed on Exhibit 3.11 (collectively, the "MP MATERIAL AGREEMENTS") has been delivered to IMSI. No consent or approval of any third party is required to ensure that, following the Closing, any MP Material Agreement shall continue to be in full force and effect without any breach or violation thereof caused by virtue of the Exchange or by any other transaction called for by this Agreement.

               3.12 No Default. MP is not in breach or default of, and has not breached or been in default of, any MP Material Agreement. MP is not a party to any contract, agreement or arrangement which has had, or could reasonably be expected to have, a Material Adverse Effect on MP. MP does not have any material liability for renegotiation of government contracts or subcontracts, if any.

               3.13 Intellectual Property.

                    3.13.1 MP owns, or has the irrevocable right to use, sell or license all Intellectual Property Rights (as defined below) necessary or required for the conduct of its business as presently conducted and as presently proposed to be conducted (such Intellectual Property Rights being hereinafter collectively referred to as the "MP IP RIGHTS"), and such rights to use, sell or license are sufficient for such conduct of its business. MP is the legal and beneficial owner of all rights, including all copyright and worldwide distribution rights, to those certain computer software programs, including all object code, source code, configurations, routines and algorithms contained therein with annotations and related documentation, known as MediaPaq Manager together with all alterations, modifications and configurations thereof in all forms of expression, including but not limited to, the source code, object code, flowcharts, block diagrams, manuals and all other documentation no matter how stored, transmitted, read or utilized and all copyrights, trade secrets, patents, inventions (whether patentable or not), proprietary rights and intellectual property rights associated therewith (collectively the "SOFTWARE"). The term "MP IP Rights" includes, without limitation, the Software. Any and all rights to the Software previously owned or held by third parties, including (but not limited to) the MP Subsidiaries (including those MP Subsidiaries named below), have been transferred to MP and are owned outright, free and clear of any claims, liens, security interest, mortgages, encumbrances or obligations.

        Not withstanding the forgoing:

        The MediaPaq Browser includes filters whose technology is licensed from Snowbound and INSO Corporation, and,

        IMSI is aware that Unysis may make a claim against Media Paq for its use of alleged Unysis proprietary file format(s).

                    3.13.2 The execution, delivery and performance of this Agreement and the consummation of the Exchange and the other transactions contemplated hereby will not constitute a material breach of or default under any instrument, contract, license or other agreement governing any MP IP Right (the "MP IP RIGHTS AGREEMENTS") and will not cause the forfeiture or termination, or give rise to a right of forfeiture or termination, of any MP IP Right or materially impair the right of MP to use, sell, license, provide or otherwise commercially exploit any MP IP Right or portion thereof (except where such breach, forfeiture or termination would not have a Material Adverse Effect on MP ). There are no undisclosed royalties, honoraria, fees or other payments payable by MP to any person by reason of the ownership, use, license, sale, exploitation or disposition of the MP IP Rights.

                    3.13.3 Except as otherwise disclosed herein, to the best knowledge of MediaPaq and MediaPaq shareholders neither the manufacture, marketing, license, sale, furnishing or intended use of any product or service currently licensed, utilized, sold, provided or furnished by MP or currently under development by MP has violated or now violates any license or agreement between MP and any third party or infringes or misappropriates any Intellectual Property Right of any other party; and there is no pending or, to the best knowledge of MP and the MP Shareholders, threatened claim or litigation contesting the validity, ownership or right to use, sell, license or dispose of any MP IP Right nor, to the best knowledge of MP and the MP Shareholders, is there any basis for any such claim, nor has MP received any notice asserting that any MP IP Right or the proposed use, sale, license or disposition thereof conflicts or will conflict with the rights of any other party, nor, to the best knowledge of MP and the MP Shareholders, is there any basis for any such assertion. To the best knowledge of MP and the MP Shareholders, no employee or agent of or consultant to MP is in violation of any term of any employment contract, patent disclosure agreement, noncompetition agreement, non-solicitation agreement or any other contract or agreement, or any restrictive covenant relating to the right of any such employee, agent or consultant to be employed thereby, or to use trade secrets or proprietary information of others, and the employment of such employees or engagement of such agents and consultants does not subject MP to any liability.

                    3.13.4 MP has taken reasonable and practicable steps, in accordance with prevailing industry standards, designed to protect, preserve and maintain the secrecy and confidentiality of all material MP IP Rights and all MP's proprietary rights therein. All officers, employees, agents and consultants of MP having access to proprietary information have executed and delivered to MP an agreement regarding the protection of such proprietary information and the assignment of inventions to MP in the form provided to counsel for IMSI and copies of all such agreements, executed by all such persons, have been delivered to IMSI's counsel.

                    3.13.5 EXHIBIT 3.13 contains a list of all MP IP Rights and all worldwide applications, registrations, filings and other formal actions made or taken pursuant to federal, state and foreign laws by MP to secure, perfect or protect its interest in MP IP Rights, including, without limitation, all patents, patent applications, copyrights (whether or not registered), copyright applications, trademarks, service marks and trade names (whether or not registered) and trademark, service mark and trade name applications. Exhibit
3.13 lists, with respect to each item of MP IP Rights, the entity (MP or one of the MP Subsidiaries) which owns or holds such IP Rights.

                    3.13.6 As used herein, the term "INTELLECTUAL PROPERTY RIGHTS" means, collectively, all worldwide industrial and intellectual property rights, including, without limitation, patents, patent applications, patent rights, trademarks, trademark applications, trade dress rights, trade names, service marks, service mark applications, copyrights, copyright applications, mask work rights, mask work registrations, franchises, licenses, inventions, trade secrets, know-how, customer lists, proprietary processes and formulae, software source and object code, algorithms, architecture, structure, display screens, layouts, inventions, development tools and all documentation and media constituting, describing or relating to the above, including, without limitation, manuals, memoranda and records.

               3.14 Compliance with Laws. MP has complied, and is now and at the Closing Date will be in compliance, in all material respects, with all applicable national, state, local or foreign laws, ordinances, regulations, and rules, and all orders, writs, injunctions, awards, judgments, and decrees applicable to MP or to MP's assets, properties, and business. MP holds all permits, licenses and approvals from, and has made all filings with, third parties, including government agencies and authorities, that are necessary in connection with MP's present business, except those where failure to do so would not have a Material Adverse Effect.

               3.15 Certain Transactions and Agreements. None of the officers, directors or shareholders of MP (nor any beneficiaries of any trust that is a MP Shareholder), nor any member of their immediate families, has any direct or indirect ownership interest in any firm or corporation that competes with, or does business with, or has any contractual arrangement with MP (except with respect to any interest in less than one percent (1%) of the stock of any corporation whose stock is publicly traded) other than DataCal Corporation. None of said officers, directors, employees or shareholders or any member of their immediate families, is directly or indirectly interested in any contract or informal arrangement with MP, except for normal compensation for services as an officer, director or employee thereof that have been disclosed to IMSI and except for the grant of MP Options (listed in Exhibit B) to such persons. None of said officers, directors, employees or shareholders or family members has any interest in any property, real or personal, tangible or intangible (including but not limited to any MP IP Rights or any other Intellectual Property Rights) that is used in or that pertains to the business of MP, except for the normal rights of a shareholder.

               3.16 Employees, ERISA and Other Compliance.

                    3.16.1 MP is in compliance in all material respects with all applicable laws, agreements and contracts relating to employment, employment practices, wages, hours, and terms and conditions of employment, including, but not limited to, employee compensation matters in each of the jurisdictions in which it conducts business. A list of all employees, officers and consultants of MP, their title, date of hire, employer entity and current has been delivered to IMSI. MP does not have any employment contracts or consulting agreements currently in effect that are not terminable at will (other than agreements with the sole purpose of providing for the confidentiality of proprietary information or assignment of inventions).

                    3.16.2 MP (i) has never been and is not now subject to a union organizing effort, (ii) is not subject to any collective bargaining agreement with respect to any of its employees, (iii) is not subject to any other contract, written or oral, with any trade or labor union, employees' association or similar organization, and (iv) does not have any current labor disputes. MP has good labor relations, and has no knowledge of any facts indicating that the consummation of the transactions contemplated hereby will have a material adverse effect on such labor relations. Neither MP nor any MP Shareholder has any knowledge that any key employee of MP intends to leave the employ of MP. At the closing, Brendon Duant will be the only employee of MP.

                    3.16.3 MP does not have any "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). MP has no pension plan which constitutes, or has since the enactment of ERISA constituted, a "multiemployer plan" as defined in Section 3(37) of ERISA. No MP pension plans are subject to Title IV of ERISA. MP does not have any employee benefit plans that are subject to statutory regulation under the laws of the British Virgin Islands, the United Kingdom, Canada or Australia.

                    3.16.4 EXHIBIT 3.16.4 lists each employment, severance or other similar contract, arrangement or policy, each "employee benefit plan" as defined in Section 3(3) of ERISA (if any) and each plan or arrangement (written or oral) providing for insurance coverage (including any self-insured arrangements), workers' benefits, vacation benefits, severance benefits, disability benefits, death benefits, hospitalization benefits, retirement benefits, deferred compensation, profit-sharing, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits for employees, consultants or directors which is entered into, maintained or contributed to by MP and covers any employee or former employee or consultant or former consultant of MP. Such contracts, plans and arrangements as are described in this Section 3.16.4 are hereinafter collectively referred to as the "MP BENEFIT ARRANGEMENTS." Each MP Benefit Arrangement has been maintained in compliance in all material respects with its terms and with the requirements prescribed by any and all laws, statutes, orders, rules and regulations that are applicable to such MP Benefit Arrangement. MP shall terminate all Benefit Arrangements prior to the Closing Date.

                    3.16.5 There has been no amendment to, written interpretation or announcement (whether or not written) by MP relating to, or change in employee participation or coverage under, any MP Benefit Arrangement that would increase materially the expense of maintaining such MP Benefit Arrangement above the level of the expense incurred in respect thereof for MP's fiscal year ended 31 December 1996.

                    3.16.6 The group health plans (as defined in Section 4980B(g) of the Code) that benefit employees of MP are in compliance, in all material respects, with the continuation coverage requirements of Section 4980B of the Code as such requirements affect MP and its employees. As of the Closing Date, there will be no material outstanding, uncorrected violations under the Consolidation Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), with respect to any of the MP Benefit Arrangements, covered employees, or qualified beneficiaries that could result in a Material Adverse Effect on MP, or in a material adverse effect on the business, operations or financial condition of IMSI as its successor. MP has provided, or shall have provided prior to the Closing, to individuals entitled thereto, all required notices and coverage pursuant to Section 4980B of COBRA, with respect to any "qualifying event" (as defined in Section 4980B(f)(3) of the Code) occurring prior to and including the Closing Date, and no material amount payable on account of Section 4980B of the Code has been incurred with respect to any current or former employees of MP (or their beneficiaries).

                    3.16.7 No benefit payable or which may become payable by MP pursuant to any MP Benefit Arrangement or as a result of or arising under this Agreement shall constitute an "excess parachute payment" (as defined in Section 280G(b)(1) of the Code) which is subject to the imposition of an excise tax under Section 4999 of the Code or which would not be deductible by reason of
Section 280G of the Code. MP is not a party to any (a) agreement (other than as described in (b) below) with any executive officer or other key employee thereof
(i) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving MP in the nature of any of the transactions contemplated by this Agreement, (ii) providing any term of employment or compensation guarantee, or (iii) providing severance benefits or other benefits after the termination of employment of such employee regardless of the reason for such termination of employment, or (b) agreement or plan, including, without limitation, any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be materially increased, or the vesting of benefits of which will be materially accelerated, by the occurrence of the Exchange or any of the other transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

               3.17 Corporate Documents. MP has delivered to IMSI and its counsel for examination all documents and information listed in the MP Disclosure Letter or other Exhibits called for by this Agreement, including, without limitation, the following: (a) copies of the charter documents as currently in effect of MP; (b) the Minute Book containing all records of all proceedings, consents, actions, minutes, and meetings of MP, including (but not limited to) actions of shareholders, board of directors and any committees thereof; (c) the stock ledger and journal reflecting all stock issuances and transfers of MP; (d) all permits, orders, and consents issued by any regulatory agency with respect to MP, or any securities of MP, and all applications for such permits, orders, and consents; and (e) all agreements required to be listed in Exhibit 3.11; and (f) all MP Options.

               3.18 No Brokers. Neither MP, any of the MP Shareholders nor any affiliate of MP is obligated for the payment of any fees or expenses of any investment banker, broker or finder in connection with the origin, negotiation or execution of this Agreement or in connection with the Exchange or any other transaction contemplated hereby.

               3.19 Books and Records. The books, records and accounts of MP (a) are in all material respects true, complete and correct, (b) have been maintained in accordance with good business practices on a basis consistent with prior years, (c) are stated in reasonable detail and accurately and fairly reflect the transactions and dispositions of the assets of MP, and (d) accurately and fairly reflect the basis for the MP Financial Statements.

               3.20 Insurance. All fire and casualty, general liability, business interruption, product liability, errors and omissions, and sprinkler and water damage insurance maintained by MP was provided by Data Cal.

               3.21 Environmental Matters.

                    3.21.1 During the period that MP has leased or owned its respective properties or owned or operated any facilities, there have been no disposals, releases or threatened releases of Hazardous Materials (as defined below) on, from or under such properties or facilities that resulted from any act or omission of MP or any of its employees, agents or invitees. MP has no knowledge of any presence, disposal, releases or threatened releases of Hazardous Materials on, from or under any of such properties or facilities, which may have occurred prior to MP having taken possession of any of such properties or facilities. For the purposes of this Agreement, the terms "DISPOSAL," "RELEASE," and "THREATENED RELEASE" shall have the definitions assigned thereto by the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601 et seq., as amended ("CERCLA"). For the purposes of this Agreement "HAZARDOUS MATERIALS" shall mean any hazardous or toxic substance, material or waste which is or becomes prior to the Closing regulated under, or defined as a "hazardous substance," "pollutant," "contaminant," "toxic chemical," "hazardous materials," "toxic substance" or "hazardous chemical" under (a) CERCLA; (b) any similar federal, state or local law; or (c) regulations promulgated under any of the above laws or statutes.

                    3.21.2 None of the properties or facilities of MP is in violation of any federal, state or local law, ordinance, regulation or order relating to industrial hygiene or to the environmental conditions on, under or about such properties or facilities, including, but not limited to, soil and ground water condition. During the time that MP has owned or leased its properties and facilities, neither MP nor, to the best knowledge of MP and the MP Shareholders, any third party, has used, generated, manufactured or stored on, under or about such properties or facilities or transported to or from such properties or facilities any Hazardous Materials, other than MP's lawful use of standard office supplies customarily used in office environments that contain legally permitted amounts of Hazardous Materials that would have no Material Adverse Effect.

                    3.21.3 During the time that MP has owned or leased its properties and facilities, there has been no litigation brought or threatened against MP, or, to the knowledge of MP and the MP Shareholders, against any lessor or owner of real property leased by MP, or any settlement reached by MP or the MP Shareholders with any party or parties alleging the presence, disposal, release or threatened release of any Hazardous Materials on, from or under any of such properties or facilities.

               3.22 Disclosure. Neither this Agreement, its exhibits and schedules, nor any of the certificates or documents to be delivered by MP and/or the MP Shareholders to IMSI under this Agreement, taken together, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which such statements were made, not misleading.

            4. REPRESENTATIONS AND WARRANTIES OF IMSI

               IMSI hereby represents and warrants, that, except as set forth in the letter from IMSI that may be addressed to MP dated the Agreement Date and delivered by IMSI to MP concurrently herewith, if any (the "IMSI DISCLOSURE LETTER"), each of the following representations and statements in this Section 4 are true and correct:

               4.1 Organization and Good Standing. IMSI is a corporation duly organized, validly existing and in good standing under the laws of the State of California, and has the corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and as proposed to be conducted.

               4.2 Power, Authorization and Validity.

                   4.2.1 IMSI has the right, power and authority to enter into, execute and perform its obligations under this Agreement and the IMSI Ancillary Agreements. The execution, delivery and performance of this Agreement and the IMSI Ancillary Agreements by IMSI have been duly and validly approved and authorized by IMSI's Board of Directors.

                   4.2.2 No filing, authorization, consent, approval or order, governmental or otherwise, is necessary or required to enable IMSI to enter into, and to perform its obligations under, this Agreement and the IMSI Ancillary Agreements, except for (a) any filings with the Securities and Exchange Commission and other applicable securities authorities contemplated by the Registration Rights Agreement attached hereto as Exhibit 2.1.3, [(b) the S-8 registration statement contemplated by Section 2.2.2 hereof, (c) such filings as may be required to comply with applicable securities laws in connection with the Exchange itself.]

                   4.2.3 This Agreement and the IMSI Ancillary Agreements are, or when executed by IMSI will be, valid and binding obligations of IMSI, enforceable in accordance with their respective terms, except as to the effect, if any, of (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

                   4.2.4 IMSI shall register the IMSI stock on behalf of the MP Shareholders within one hundred twenty (120) days of the date this Agreement is fully executed.

                   4.2.5 IMSI has performed due dilligence and examined all materials delivered to or deemed relevant by it.

               4.3 Capital Structure.

                   4.3.1 Stock. The authorized capital stock of IMSI consists of 300,000,000 shares of IMSI Common Stock, [$0.001] par value per share, and 20,000,000 shares of Preferred Stock, [$0.001] par value per share (the "IMSI PREFERRED STOCK"). At the close of business on 30 June, 1997, 5,169,323 shares of IMSI Common Stock were issued and outstanding. No shares of IMSI Preferred Stock are issued or outstanding. All outstanding shares of IMSI Common Stock are validly issued, fully paid and nonassessable and not subject to preemptive rights.

                   4.3.2 [Reserved.]

                   4.3.3 No Other Commitments. Except for the IMSI stock options (whether granted or ungranted) and rights of IMSI employees to subscribe for shares of IMSI Common Stock, as of the Agreement Date, there are no options, warrants, convertible or other securities, calls, commitments, conversion privileges or preemptive or other rights or agreements of any character to which IMSI is a party or by which IMSI is bound obligating IMSI to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of capital stock of IMSI or securities convertible into or exchangeable for shares of capital stock of IMSI, or obligating IMSI to grant, extend or enter into any such option, warrant, call, right, commitment, conversion right or agreement.

               4.4 No Violation of Material Agreements. Neither the execution and delivery of this Agreement nor any IMSI Ancillary Agreement, nor the consummation of the transactions contemplated hereby, will conflict with, or (with or without notice or lapse of time, or both) result in: (a) a termination, breach, impairment or violation of (i) any provision of the Certificate of Incorporation or Bylaws of IMSI, as currently in effect or (ii) any federal, state, local or foreign judgment, writ, decree, order, statute, rule or regulation to which IMSI or its assets or properties is subject; or (b) a termination, or a material breach, impairment or violation, of any material instrument or contract to which IMSI is a party or by which IMSI or its properties are bound. IMSI is not required to obtain the consent of any third party to consummate the Exchange, except for Silicon Valley Bank.

               4.5 Disclosure. IMSI has made available to MP a disclosure package consisting of IMSI's most recent Form 10-K for its fiscal year ended 30 June, 1997 all Forms 10-Q filed by IMSI with the SEC after the date of such Form 10-K and before the Agreement Date, all Forms 8-K and 8-K/A filed by IMSI with the SEC after the date of its most recent Form 10-Q and the Proxy Statement for IMSI's annual meeting of stockholders held on 14 March, 1997 (the "IMSI DISCLOSURE PACKAGE"). As of their respective filing dates, documents filed by IMSI with the SEC and included in the IMSI Disclosure Package complied in all material respects with the requirements of the 1933 Act or the 1934 Act, as the case may be and to its knowledge there have been no failures to timely file SEC Forms 13(d) and Form 4 or any other forms required by the SEC. The IMSI Disclosure Package, this Agreement, the exhibits and schedules hereto, and any certificates or documents to be delivered to MP pursuant to this Agreement, when taken together, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which such statements were made, not misleading.

               4.6 Financial Condition. There has been no material adverse change in the financial condition or business of IMSI, taken as whole, since the date of the most recent financial statements included in the IMSI Disclosure Package.

               4.7 Validity of Shares. The shares of IMSI Common Stock to be issued pursuant to the Exchange shall, when issued: (a) be duly authorized, validly issued, fully paid and nonassessable and free of liens and encumbrances created by IMSI, and (b) be free and clear of any transfer restrictions, liens and encumbrances except for restrictions on transfer under applicable United States securities laws, including Rule 144 promulgated under the 1933 Act, under
Section 16 of the 1934 Act for any MP Shareholder (if any) who is deemed to be an "insider" of IMSI for purposes of Section 16, under applicable securities laws (including the laws of Delaware, California and the jurisdiction in which the MP Shareholder who holds such shares resides), under IMSI's insider trading policy for any MP Shareholder (if any) who is deemed to be an "affiliate" or "access personnel" of IMSI.

        5. COVENANTS OF MP AND THE MP SHAREHOLDERS

           During the period from the Agreement Date until the earlier to occur of (i) the Closing or (ii) the termination of this Agreement in accordance with
Section 10, MP and each of the MP Shareholders hereby jointly and severally covenants and agrees with IMSI as follows:

           5.1 Advice of Changes. MP or the MP Shareholders, as the case may be, will promptly advise IMSI in writing (a) of any event occurring subsequent to the date of this Agreement that would render any representation or warranty of MP and the MP Shareholders contained in Section 3 of this Agreement, if made on or as of the date of such event or the Closing Date, untrue or inaccurate in any material respect and (b) of any material adverse change in MP's assets, business, results of operations, financial condition or prospects.

           5.2 Maintenance of Business. MP will carry on and preserve its business and its relationships with customers, suppliers, employees, consultants and others in substantially the same manner as it has prior to the date hereof. If MP becomes aware of a material deterioration in the relationship with any customer, supplier, key employee, consultant or business partner, it will promptly bring such information to the attention of IMSI in writing and, if requested by IMSI, will exert its best efforts to restore the relationship.

           5.3 Conduct of Business. MP will continue to conduct its business and maintain its business relationships in the ordinary and usual course and will not, without the prior written consent of the President of IMSI:

               (a) borrow or lend any money other than advances to employees for travel and expenses that are incurred in the ordinary course of MP's business consistent with MP's past practice;

               (b) purchase or sell shares or other equity interest in any corporation or other business or enter into any transaction or agreement not in the ordinary course of MP's business consistent with MP's past practice;

               (c) encumber, or permit to be encumbered, any of its assets;

               (d) sell, transfer or dispose of any of its assets except in the ordinary course of MP's business consistent with MP's past practice;

               (e) enter into any material lease or contract for the purchase or sale of any property, whether real or personal, tangible or intangible;

               (f) pay any bonus, increased salary or special remuneration to any officer, employee or consultant (except for normal salary increases consistent with past practices not to exceed 5% of such officer's, employee's or consultant's base annual compensation, except pursuant to existing arrangements previously disclosed to and approved in writing by IMSI) or enter into any new employment or consulting agreement with any such person;

               (g) change any of its accounting methods (except that henceforth MP will prepare its financial statements in accordance with United States generally accepted accounting principles);

               (h) declare, set aside or pay any cash or stock dividend or other distribution in respect of any of its capital stock, redeem, repurchase or otherwise acquire any of its capital stock or other securities, pay or distribute any cash or property to any MP shareholder or security holder or make any other cash payment to any shareholder or security holder of MP that is unusual, extraordinary, or not made in the ordinary course of MP's business consistent with MP's past practice;

               (i) amend or terminate any contract, agreement or license to which it is a party except those amended or terminated in the ordinary course of MP's business, consistent with MP's past practice, and which are not material in amount or effect;

               (j) guarantee or act as a surety for any obligation of any third party;

               (k) waive or release any material right or claim except in the ordinary course of business, consistent with past practice or agree to any audit assessment by any tax authority or file any federal or state income or franchise tax return unless copies of such returns have been delivered to IMSI for its review prior to filing;

               (l) issue, sell, create or authorize any shares of its capital stock of any class or series or any other of its securities, or issue, grant or create any warrants, obligations, subscriptions, options, convertible securities, or other commitments to issue shares of its capital stock or securities ultimately exchangeable for, or convertible into, shares of its capital stock; provided, however, that notwithstanding the foregoing, MP may issue shares of MP Stock issuable upon the exercise of those MP Options that are outstanding on the Agreement Date and shown on Exhibit B in accordance with their terms as now in effect;

               (m) subdivide or split or combine or reverse split the outstanding shares of its capital stock of any class or enter into any recapitalization affecting the number of outstanding shares of its capital stock of any class or affecting any other of its securities;

               (n) merge, consolidate or reorganize with, or acquire, any entity or enter into any negotiations, discussions or agreement for such purpose;

               (o) amend its charter documents;

               (p) license any of its technology or Intellectual Property Rights except in the ordinary course of business consistent with past practice;

               (q) change any insurance coverage or issue any certificates of insurance;

               (r) modify or change the exercise or conversion rights or exercise or purchase prices of any MP Stock, MP Options, warrants or other MP securities, or accelerate or otherwise modify (i) the right to exercise any option, warrant or other right to purchase any MP stock or other securities or (ii) the vesting or release of any shares of MP capital stock or other securities of MP from any repurchase options or rights of refusal held by MP or any other party or any other restrictions unless such accelerations/modifications are expressly required and mandated by the terms of a formal written agreement or plan that has been disclosed in writing to IMSI and was entered into prior to the execution of this Agreement by IMSI and MP;

               (s) purchase or otherwise acquire, or sell or otherwise dispose of (i) any shares of IMSI Common Stock or other IMSI securities or (ii) any securities whose value is derived from or determined with reference to, in whole or in part, the value of IMSI stock or other IMSI securities;

               (t) agree to do any of the things described in the preceding clauses 5.3(a) through 5.3(s).

           5.4 Regulatory Approvals. MP and the MP Shareholders will promptly execute and file, or join in the execution and filing, of any application or other document that may be necessary in order to obtain the authorization, approval or consent of any governmental body, federal, state, local or foreign, which may be reasonably required, or which IMSI may reasonably request, in connection with the consummation of the transactions contemplated by this Agreement. MP, its officers, directors and employees and the MP Shareholders will use their respective best efforts to promptly obtain, and to cooperate with IMSI to promptly obtain, all such authorizations, approvals and consents.

           5.5 Necessary Consents. MP, its officers, directors and employees and the MP Shareholders will use their respective best efforts to promptly obtain such written consents and take such other actions as may be necessary or appropriate in addition to those set forth in Section 5.4 to allow the consummation of the transactions contemplated hereby and to allow IMSI to carry on MP's business after the Closing.

           5.6 Litigation. MP will notify IMSI in writing promptly after learning of any action, suit, arbitration, mediation, proceeding or investigation by or before any court, arbitrator or arbitration panel, board or governmental agency, initiated by or against it, or known by it to be threatened against it or any of its directors, officers, employees or consultant in their capacity as such.

           5.7 No Other Negotiations. From the Agreement Date until the earlier of termination of this Agreement in accordance with Section 10 or the consummation of the Exchange, MP, its officers, directors and employees and the MP Shareholders will not, and will not authorize, encourage or permit, any officer, director, employee, shareholder or affiliate of MP, or any other person, on its or their behalf to, directly or indirectly, solicit or encourage any offer from any party or consider any inquiries or proposals received from any other party, participate in any negotiations regarding, or furnish to any person any information with respect to, or otherwise cooperate with, facilitate or encourage any effort or attempt by any person (other than IMSI), concerning any agreement or transaction regarding the possible disposition of all or any substantial portion of the business, assets or capital stock of MP or any MP Subsidiary by merger, consolidation, reorganization, sale of assets, sale of stock, exchange, tender offer or any other form of business combination ("ALTERNATIVE TRANSACTION"). MP will promptly notify IMSI orally and in writing of any such inquiries or proposals. In addition, neither MP, nor any MP Shareholder nor any MP Subsidiary, shall execute, enter into or become bound by (a) any letter of intent or agreement or commitment between MP and/or any of the MP Shareholders and/or any MP Subsidiary, on the one hand, and any third party, on the other hand, that is related to an Alternative Transaction or (b) any agreement or commitment between MP and/or any of the MP Shareholders and/or any MP Subsidiary, on the one hand, and a third party, on the other hand, providing for an Alternative Transaction.

           5.8 Access to Information. Until the Closing, MP will allow IMSI and its agents reasonable access to the files, books, records and offices of MP, including, without limitation, any and all information relating to MP's taxes, commitments, contracts, leases, licenses, and real, personal and intangible property and financial condition, subject to the terms of the Mutual Nondisclosure Agreement between MP and IMSI dated as of 9 July, 1996 (THE "CONFIDENTIALITY AGREEMENT"). MP will cause its accountants to cooperate with IMSI and its agents in making available all financial and tax information reasonably requested, including without limitation the right to examine all working papers pertaining to all financial statements and tax returns, prepared or audited by such accountants.

           5.9 Satisfaction of Conditions Precedent. MP, its and directors and officers and the MP Shareholders will use their respective best efforts to satisfy or cause to be satisfied all the conditions precedent which are set forth in Section 9, and MP, its directors and officers, and the MP Shareholders will use their respective best efforts to cause the transactions contemplated by this Agreement to be consummated; and, without limiting the generality of the foregoing, to obtain all consents and authorizations of third parties and to make all filings with, and give all notices to, third parties that may be necessary or reasonably required on MP's part in order to effect the transactions contemplated hereby. In particular, MP will use its best efforts to cause the Exchange to become effective in accordance with this Agreement by August 22, 1997.

           5.10 MP Affiliates Agreement. Concurrently with the execution of this Agreement, MP shall deliver to IMSI a letter (the "MP AFFILIATE LETTER") identifying all MP's directors, executive officers, ten percent or greater shareholders (and affiliates of such persons who are MP shareholders) and all persons or entities who are "affiliates" of MP within the meaning of Rule 145 or Rule 405 under the 1933 Act at the time this Agreement is executed ("MP AFFILIATES"). MP and the MP Shareholders shall use their best efforts to cause the MP Shareholders and any other persons required to be identified in the MP Affiliate Letters, to execute and deliver the MP Affiliate Agreement to IMSI, as promptly as practicable after MP's signing of this Agreement. In addition, MP shall use its best efforts to cause each person or entity who may become a MP Affiliate after the Agreement Date and before the Closing to execute and deliver a MP Affiliate Agreement to IMSI promptly after such person or entity becomes a MP Affiliate.

           5.11 Securities Laws. MP and the MP Shareholders shall each use its best efforts to assist IMSI to the extent necessary to comply with the securities laws of all jurisdictions (U.S. and foreign) which are applicable in connection with the Exchange.

           5.12 Pooling. Following the Agreement Date, neither MP nor any MP Shareholder shall take (a) any of the actions described in EXHIBIT 5.12 or (b) any other action if, prior to taking such action, MP has been informed by IMSI or its accountants that, in the opinion of IMSI's accountants, taking such action may preclude IMSI from accounting for the Exchange as a "pooling of interests" for accounting purposes and IMSI or its accountants promptly notify MP in reasonable detail of the action that IMSI or its accountants request MP not to take. MP and the MP Shareholder shall cooperate with IMSI in good faith to cause the business combination to be effected by the Exchange to be accounted for as a pooling of interests for accounting purposes.

           5.13 Certain Investments, Agreements. MP and the MP Shareholders do not own, and shall not make any purchase or other acquisition of, or investment in, any shares of IMSI Common Stock or other securities of IMSI. MP and the MP Shareholders shall not enter into any agreement with any holders of IMSI shares calling for either MP or IMSI to retire or reacquire all or part of the IMSI shares to be issued pursuant to the Exchange. MP shall not enter into any financial arrangements for the benefit of any MP shareholder and the MP Shareholders shall not enter into any agreement which, in effect, would negate the exchange of equity securities contemplated under this Agreement, including without limitation, any loan or other financial arrangement at abnormally low interest rates, or any guarantee of loans secured by IMSI shares to be issued pursuant to the Exchange.

           5.14 Termination of Registration and Voting Rights. All registration rights agreements and voting agreements applicable to or affecting any outstanding shares or other securities of MP (if any) shall be duly terminated and canceled by no later than the Closing.

           5.15 Invention Assignment and Confidentiality Agreements. MP shall obtain from each employee, agent and consultant of MP who has had access to any software, technology or copyrightable, patentable or other proprietary works or intellectual property owned or developed by MP or other Intellectual Property Rights, or to any other confidential or proprietary information of MP or its clients, an invention assignment and confidentiality agreement in substantially the form of the agreement provided to counsel to IMSI, duly executed by such employee, agent or consultant and delivered to MP.

           5.16 Non-Competition and Employment Agreements. MP shall use its best efforts to cause Brendon Daunt to execute and deliver to IMSI at the Closing a Non-Competition Agreement in the form attached hereto as Exhibit 9.9A (the "NON-COMPETITION AGREEMENT"). The MP Shareholders shall also execute and deliver to IMSI the Non-Competition Agreement in the form of Exhibit 9.9B at the Closing. MP shall use its best efforts to cause Brendon Duunt to execute and deliver to IMSI at the Closing an Employment Agreement in the form attached hereto as Exhibit 9.10 (the "EMPLOYMENT AGREEMENT").

           5.17 Closing of Exchange. MP and the MP Shareholders shall not refuse to effect the Exchange if, on or before the Closing Date, all the conditions precedent to their obligations to effect the Exchange under Section 8 hereof have been satisfied or, in their sole discretion, been waived by them.

           5.18 Consultants to Become Employees. MP and its officers shall use their best efforts to cause those persons who are designated by IMSI to MP in writing and who are currently performing services for MP and the MP Subsidiaries as consultants to become employees of MP and/or the applicable MP Subsidiary prior to the Closing on terms and conditions satisfactory to IMSI.

           5.19 Delivery of MP Financial Statements. After the Closing, and as soon as practicable following the execution of this Agreement, MP shall deliver to IMSI the MP Financial Statements referred to in Section 3.8 hereof.

           6. IMSI COVENANTS

           During the period from the Agreement Date until the earlier to occur of (i) the Closing or (ii) the termination of this Agreement in accordance with
Section 10, IMSI covenants and agrees as follows:

           6.1 Advice of Changes. IMSI will promptly advise MP in writing (a) of any event occurring subsequent to the date of this Agreement that would render any representation or warranty of IMSI contained in this Agreement, if made on or as of the date of such event or the Closing Date, untrue or inaccurate in any material respect and (b) of any material adverse change in IMSI's business, results of operations or financial condition.

           6.2 Regulatory Approvals. IMSI will execute and file, or join in the execution and filing, of any application or other document that may be necessary in order to obtain the authorization, approval or consent of any governmental body, federal, state, local or foreign, which may be reasonably required, in connection with the consummation of the transactions contemplated by this Agreement in accordance with the terms of this Agreement. IMSI will use its best efforts to obtain all such authorizations, approvals and consents.

           6.3 Satisfaction of Conditions Precedent. IMSI will use its best efforts to satisfy or cause to be satisfied all the conditions precedent which are set forth in Section 8, and IMSI will use its best efforts to cause the transactions contemplated by this Agreement to be consummated in accordance with the terms of this Agreement, and, without limiting the generality of the foregoing, to obtain all consents and authorizations of third parties and to make all filings with, and give all notices to, third parties that may be necessary or reasonably required on its part in order to effect the transactions contemplated hereby. In particular, IMSI will use its best efforts to cause the Exchange to become effective in accordance with this Agreement by 22 August, 1997.

           6.4 Securities Laws. IMSI shall take such steps as may be necessary to comply with the securities and Blue Sky laws of all jurisdictions (U.S. or foreign) which are applicable in connection with the Exchange, with the cooperation and assistance of MP and the MP Shareholders.

           6.5 Nasdaq National Market Listing. IMSI shall cause the shares of IMSI Common Stock issuable to the MP shareholders in the Exchange (including shares of IMSI Common Stock issuable upon exercise of IMSI Options) to be authorized for listing on the Nasdaq National Market, subject to official notice of issuance.

           6.6 Employee Benefits. As soon as practicable after the Agreement Date, IMSI and MP shall confer and work in good faith to agree upon a plan under which MP employees will be covered either by (a) IMSI's employee benefits plans or (b) MP's employee benefit plans, with such decision to be made no later than six (6) months following the Closing, in a manner that results in minimal disruption to the continuing operations of MP, and minimal cost to IMSI; provided that IMSI will not be obligated to merge MP's existing 401(k) savings plan into IMSI's existing 401(k) savings plan if IMSI's counsel shall advise IMSI that IMSI or any fiduciaries of IMSI's existing 401(k) savings plan may incur liability for, or by reason of, such merger of MP's existing 401(k) savings plan into IMSI's existing 401(k) savings plan and provided further that IMSI may on advice of IMSI's counsel require MP to terminate MP's existing 401(k) savings plan prior to the Closing.

        7. CLOSING MATTERS

           7.1 The Closing. Subject to termination of this Agreement as provided in Section 10 below, the closing of the transactions for consummation of the Exchange (the "Closing") will take place at the IMSI headquarters, 1895 Francisco Blvd. East, San Rafael, California, 94901, on August 22, 1997 or on such other date on or before the Termination Date (as defined in Section 10.1.2) as IMSI and MP may mutually agree upon in writing after which the satisfaction or waiver of the conditions to Closing set forth in Sections 8 and 9 hereof have been satisfied and/or waived in accordance with this Agreement (the "CLOSING DATE").

           7.2 Exchanges at the Closing.

               7.2.1 At the Closing, (a) the MP Certificates shall be exchanged for the Exchange Shares (less the Escrow Shares) and cash for fractional shares as provided in Section 2.1 hereof.

               7.2.2 Upon registration, the Escrow Shares shall be delivered to the Escrow Agent by IMSI or IMSI's transfer agent as provided in Section 2.4 hereof.

               7.2.3 Each MP Shareholder understands and agrees that stop transfer instructions will be given to IMSI's transfer agent with respect to certificates evidencing the Exchange Shares to assure compliance with the provisions of the MP Affiliates Agreements.

               7.2.4 After the Closing there will be no further registration of transfers on the stock transfer books of MP or its transfer agent of the MP Stock that was outstanding immediately prior to the Closing. If, after the Closing, MP Certificates are presented for any reason, they will be canceled.

        8. CONDITIONS TO OBLIGATIONS OF MP AND THE MP SHAREHOLDERS

           The obligations of MP and the MP Shareholders to consummate the Exchange are subject to the fulfillment or satisfaction, on and as of the Closing, of each of the following conditions (any one or more of which may be waived by MP and the MP Shareholders in their sole discretion, but only in a writing signed by MP and the MP Shareholders):

           8.1 Accuracy of Representations and Warranties. The representations and warranties of IMSI set forth in Section 4 (as qualified by the IMSI Disclosure Letter, if any) shall be true and accurate in every material respect on and as of the Closing with the same force and effect as if they had been made at the Closing, and MP shall have received a certificate to such effect executed by IMSI's President or Chief Financial Officer.

           8.2 Covenants. IMSI shall have performed and complied in all material respects with all of its covenants contained in Section 6 on or before the Closing, and MP shall have received a certificate to such effect signed by IMSI's President or Chief Financial Officer.

           8.3 Compliance with Law; No Legal Restraints. There shall not be outstanding or threatened, or enacted or adopted, any order, decree, temporary, preliminary or permanent injunction, legislative enactment, statute, regulation, action, proceeding or any judgment or ruling by any court, arbitrator, governmental agency, authority or entity, or any other fact or circumstance (other than any such matter initiated by MP, its officers or directors or the MP Shareholders), that, directly or indirectly, challenges, threatens, prohibits, enjoins, restrains, suspends, delays, conditions or renders illegal or imposes limitations on (or is likely to result in a challenge, threat to, or a prohibition, injunction, restraint, suspension, delay or illegality of, or to impose limitations on): (i) the Exchange or any other transaction contemplated by this Agreement; (ii) IMSI's payment for, or acquisition or purchase of, some or all of the shares of MP Stock or any material part of the assets of MP.

           8.4 Government Consents. There shall have been obtained at or prior to the Closing Date such permits and/or authorizations, and there shall have been taken such other action by any regulatory authority having jurisdiction over the parties and the actions herein proposed to be taken, as may be required to lawfully consummate the Exchange, including but not limited to requirements under applicable U.S. and foreign securities and corporations laws.

           8.5 Documents. IMSI shall have executed and delivered to MP and/or the MP Shareholders, as applicable, the IMSI Ancillary Agreements. MP shall have received all written consents, assignments, waivers, authorizations or other certificates reasonably deemed necessary by MP's legal counsel for MP to lawfully consummate the transactions contemplated hereby.

           8.6 No Litigation. No litigation or proceeding (other than any litigation or proceeding initiated by MP, its Board of Directors, shareholders or officers or any MP Shareholder or MP Optionee) shall be threatened or pending for the purpose or with the probable effect of enjoining or preventing the consummation of the Exchange or any of the other transactions contemplated by this Agreement, or which could be reasonably expected to have a material adverse effect on the present or future operations or financial condition of IMSI.

           8.7 Instructions to Transfer Agent; Deliveries. IMSI shall have issued irrevocable instructions to its transfer agent to authorize the issuance of IMSI Common Stock in the Exchange consistent with Section 2 hereof. IMSI shall have made the other deliveries contemplated by Section 2 hereof.

           8.8 Satisfactory Form of Legal Matters. The form, scope and substance of all legal and accounting matters contemplated hereby and all closing documents and other papers delivered hereunder shall be reasonably acceptable to MP's counsel.

           8.9 The $160,000.00 Cash Payment shall be to the following parties in the following amounts upon Closing: A. Brent Payne ($55,000.00), Lunt Family Investment Limited Partnership ($25,900.00) and DataCal Corporation ($74,600.00)

        9. CONDITIONS TO OBLIGATIONS OF IMSI

           The obligations of IMSI hereunder are subject to the fulfillment or satisfaction, on and as of the Closing, of each of the following conditions (any one or more of which may be waived by IMSI in its sole discretion, but only in a writing signed by IMSI):

           9.1 Accuracy of Representations and Warranties. The representations and warranties of MP and the MP Shareholders set forth in Section 3 (as qualified by the MP Disclosure Letter) and in the Investment Representation Letters, and the representations and warranties of the MP Optionees in the Optionee Agreements, shall each be true and accurate in every material respect on and as of the Closing with the same force and effect as if they had been made at the Closing, and IMSI shall have received certificates to such effect executed by MP's President and by the MP Shareholders.

           9.2 Covenants. MP and the MP Shareholders shall have performed and complied in all material respects with all of their respective covenants contained in Section 5 on or before the Closing, and IMSI shall have received certificates to such effect signed by MP's President and by the MP Shareholders.

           9.3 Compliance with Law; No Legal Restraints. There shall not be outstanding or threatened, or enacted or adopted, any order, decree, temporary, preliminary or permanent injunction, legislative enactment, statute, regulation, action, proceeding or any judgment or ruling by any court, arbitrator, governmental agency, authority or entity, or any other fact or circumstance (other than any such matter initiated by IMSI or its officers or directors), that, directly or indirectly, challenges, threatens, prohibits, enjoins, restrains, suspends, delays, conditions, or renders illegal or imposes limitations on (or is likely to result in a challenge, threat to, or a prohibition, injunction, restraint, suspension, delay or illegality of, or to impose limitations on): (i) the Exchange or any other transaction contemplated by this Agreement; (ii) IMSI's payment for, or acquisition or purchase of, some or all of the shares of MP Stock or any material part of the assets of MP or any MP Subsidiary or any MP Option; (iii) the ownership or operation by IMSI or MP of all or any material portion of the business or assets of MP, including (but not limited to) MP's Intellectual Property Rights; or (iv) IMSI's ability to exercise full rights of ownership with respect to MP, each MP Subsidiary, and their respective assets and shares, including but not limited to restrictions on IMSI's ability to vote all the shares of MP or (indirectly through ownership of MP) any MP Subsidiary.

           9.4 Government Consents. There shall have been obtained at or prior to the Closing Date such permits or authorizations from, and there shall have been taken such other action, as may be required to lawfully consummate the Exchange by, any governmental or regulatory authority having jurisdiction over any of the parties, any MP Optionee or any MP Subsidiary and/or the actions herein proposed to be taken, including but not limited to requirements under applicable U.S. and foreign securities and corporate laws.

           9.5 Documents and Consents. MP and the MP Shareholders shall have executed and delivered to IMSI all the MP Ancillary Agreements and all the Shareholder Ancillary Agreements, as applicable. The MP Shareholders shall have delivered to IMSI MP Certificates representing 100% of the outstanding shares of MP together with the other deliverables specified in Section 2.1.1 hereof. IMSI shall have received duly executed copies of all third-party consents, approvals, assignments, waivers, authorizations or other certificates contemplated by this Agreement or the MP Disclosure Letter or reasonably deemed necessary by IMSI's legal counsel to provide for the continuation in full force and effect of any and all material contracts, agreements and leases of MP and the preservation of MP's IP Rights and other assets and properties and for IMSI to consummate the transactions contemplated hereby, in form and substance reasonably satisfactory to IMSI, except for such thereof (if any) as IMSI and MP shall have agreed in writing need not be obtained.

           9.6 No Litigation. No litigation or proceeding shall be threatened or pending for the purpose or with the probable effect of enjoining or preventing the consummation of the Exchange or any of the other transactions contemplated by this Agreement, or which could be reasonably expected to have a material adverse effect on the present or future operations or financial condition of MP or IMSI or MP's ownership of all shares of each MP Subsidiary or which asserts that MP's or IMSI's or any MP Shareholder's negotiations regarding this Agreement, IMSI's or MP's or any MP Shareholder's entering into this Agreement or MP's or IMSI's or any MP Shareholder's consummation of the Exchange or other transactions contemplated hereby, breaches or violates any law, rule, order or judgment, or any agreement or commitment of MP, any MP Shareholder or constitutes tortious conduct on the part of IMSI, MP any MP Shareholder.

           9.7 Non-Competition Agreement. IMSI shall have received from Brendan Dount a fully executed copy of a Non-Competition Agreement.

           9.8 Employment Agreement. IMSI shall have received from Brendan Daunt an Employment Agreement, in a form satisfactory to IMSI.

           9.9 No IMSI Shareholder Vote. The number of shares of IMSI Common Stock that IMSI must issue pursuant to this Agreement shall not exceed the number of shares of IMSI Common Stock that would require IMSI to seek the approval of the Exchange by its shareholders under applicable law or the applicable bylaws, rules or regulations of the National Association of Securities Dealers, the Nasdaq Stock Market or any other stock exchange on which IMSI Common Stock is traded.

           9.10 Appointment of New Directors and Officers. The directors and officers of MP and each of the MP Subsidiaries in office immediately prior to the Closing of the Exchange shall have resigned effective as of the Closing, unless otherwise directed by IMSI, and the current

IMSI Board Members shall have been named as the sole directors and officers of MP and each of the MP Subsidiaries prior to Closing, subject to any requirements of applicable local law.

           9.11 No Material Adverse Change. There shall not have been any material adverse change in the financial condition, properties, assets, liabilities, business, results of operations, operations or prospects of MP and the MP Subsidiaries, taken as a whole.

           9.12 Pooling Opinion. IMSI shall have been advised in writing, as of the Closing, by Deloitte & Touche, LLP that, in accordance with generally accepted accounting principles, the Exchange qualifies to be treated as a "pooling of interests" for accounting purposes, and that MP is eligible to participate in a transaction that qualifies as a "pooling of interests" for accounting purposes and that the transaction qualifies as a tax free reorganization pursuant to Section 368 of the Internal Revenue Code and related provisions thereto.

           9.13 Delivery of Interim Financials. MP shall have delivered the Interim Financials to IMSI.

           9.14 Satisfactory Form of Legal and Accounting Matters. The form, scope and substance of all legal and accounting matters contemplated hereby and all closing documents and other papers delivered hereunder shall be reasonably acceptable to IMSI's counsel and independent public accountants.

        10. TERMINATION OF AGREEMENT

           10.1 Prior to or at the Closing.

                10.1.1 This Agreement may be terminated at any time prior to or at the Closing by the mutual written consent of IMSI and MP, approved by their respective Boards of Directors.

                10.1.2 This Agreement may be terminated after the Termination Date by IMSI if the conditions precedent set forth in Section 9 shall have not been complied with, waived or performed and such noncompliance or nonperformance shall not have been cured or eliminated (or by its nature cannot be cured or eliminated) by MP and/or the MP Shareholders on or before Midnight, Pacific Time on Friday 5 September, 1997 (the "TERMINATION DATE").

                10.1.3 This Agreement may be terminated after the Termination Date by MP and the MP Shareholders if the conditions precedent set forth in
Section 8 shall have not been complied with, waived or performed and such noncompliance or nonperformance shall not have been cured or eliminated (or by its nature cannot be cured or eliminated) by IMSI on or before the Termination Date.

                10.1.4 IMSI may terminate this Agreement at any time prior to or at the Closing if any of the representations and warranties of MP and/or the MP Shareholders in Section 3 of this Agreement were incorrect, untrue or false in any material respect as of the Agreement Date or are incorrect, untrue or false in any material respect as of the proposed Closing Date or MP and/or the MP Shareholders have breached any of their respective covenants under Section 5 of this

Agreement, and MP and/or the MP Shareholders have not cured such breach prior to the earlier of (i) the Closing, (ii) thirty (30) days after IMSI has given MP written notice of its intention to terminate this Agreement pursuant to this subsection or (iii) the Termination Date.

                10.1.5 MP and the MP Shareholders may terminate this Agreement at any time prior to or at the Closing if any of the representations and warranties of IMSI in Section 4 of this Agreement were incorrect, untrue or false in any material respect as of the Agreement Date or are incorrect, untrue or false in any material respect as of the proposed Closing Date or IMSI has breached any of its covenants under Section 6 of this Agreement, and IMSI has not cured such breach prior to the earlier of (i) the Closing, (ii) thirty (30) days after MP and the MP Shareholders have given IMSI written notice of their intention to terminate this Agreement pursuant to this subsection or (iii) the Termination Date.

                Any termination of this Agreement under this Section 10 will be effective by the delivery of notice of the terminating party to the other party hereto.

           10.2 No Liability for Proper Termination. Any termination of this Agreement in accordance with this Section 10 will be without further obligation or liability upon any party in favor of the other party hereto or to its stockholders, directors or officers, other than the obligations provided in the Confidentiality Agreement; provided, however, that nothing herein will limit the obligation of MP, the MP Shareholders and IMSI for any willful breach hereof or failure to use their best efforts to cause the Exchange to be consummated, as set forth in Sections 5.9 and 6.3 hereof, respectively. In the event of the termination of this Agreement pursuant to this Section 10, this Agreement shall thereafter become void and have no effect and each party shall be responsible for its own expenses incurred in connection herewith.

        11. SURVIVAL OF REPRESENTATIONS, INDEMNIFICATION AND REMEDIES, CONTINUING COVENANTS

            11.1 Survival of Representations. All representations, warranties and covenants of MP and the MP Shareholders contained in this Agreement will remain operative and in full force and effect, regardless of any investigation made by or on behalf of IMSI, until that date ("ESCROW RELEASE DATE") which is the earlier of (i) the termination of this Agreement or (ii) twelve (12) months after the Closing Date; provided, however, that those representations and warranties respecting matters addressed by the first audited financial statements of the combined corporation, together with a report thereon from IMSI's independent auditors, shall not expire later than upon the date on which such financial statements are first released to the public.

            11.2 Agreement to Indemnify. The primary MP Shareholders; Mark Dixon, A. Brent Payne, Brendon Daunt and James Lunt, on behalf of all MP Shareholders, agree to jointly and severally indemnify and hold harmless IMSI and its officers, directors, agents, shareholders and employees, and each person, if any, who controls or may control IMSI within the meaning of the 1933 Act or the 1934 Act (each hereinafter referred to individually as an "INDEMNIFIED PERSON" and collectively as "INDEMNIFIED PERSONS") from and against any and all claims, demands, suits, actions, causes of actions, losses, costs, damages, liabilities and expenses including, without limitation, reasonable attorneys' fees, other professionals' and experts' reasonable fees and court or arbitration




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

costs (hereinafter collectively referred to as "DAMAGES") incurred and arising out of any inaccuracy, misrepresentation, breach of, or default in, any of the representations, warranties or covenants given or made by MP and/or the MP Shareholders in this Agreement or in the MP Disclosure Letter or in any certificate delivered by or on behalf of MP pursuant hereto (if such inaccuracy, misrepresentation, breach or default existed at the Closing Date). Any claim of indemnity made by an Indemnified Person under this Section 11.2 must be asserted in a writing delivered to the [Escrow Agent by no later than the Escrow Release Date.]

            11.3 Limitation. Notwithstanding anything herein to the contrary, in seeking indemnification for Damages under Section 11.2, the Indemnified Persons shall exercise their remedies with respect to the Escrow Shares and any other assets deposited in escrow pursuant to the Escrow Agreement. Except for fraudulent conduct or willful misconduct or breach of any provisions of the Affiliates Agreement and except as provided in Section 11.5: (i) no MP Shareholder shall have any liability to an Indemnified Person under Section 11.2 of this Agreement except to the extent of such MP Shareholder's portion of the Escrow Shares and any other assets deposited under the Escrow Agreement and (ii) the remedies set forth in this Section 11.3 and the Escrow Agreement shall be the exclusive remedies of IMSI and the other Indemnified Persons under Section
11.2 of this Agreement or in any cause of action based thereon (subject to the exceptions in the last sentence of this Section 11.3) against any MP Shareholder for any inaccuracy, misrepresentation, breach of, or default in, any of the representations, warranties or covenants given or made by MP or any MP Shareholder in this Agreement or in any certificate, document or instrument delivered by or on behalf of MP pursuant hereto or in any cause of action based thereon (subject to the exceptions in the last sentence of this Section 11.3). In addition, the indemnification provided for in Section 11.2 shall not apply unless and until the aggregate Damages for which one or more Indemnified Persons seeks or has sought indemnification hereunder exceeds a cumulative aggregate of One Hundred Thousand Dollars ($100,000) (the "BASKET"), in which event the MP Shareholders shall, subject to the foregoing limitations, be liable to indemnify the Indemnified Persons for all Damages in excess of the Basket. The limitations on the indemnification obligations set forth in this Section 11.3 shall not be applicable to Misconduct Damages (as defined below). As used herein, "MISCONDUCT DAMAGES" means Damages resulting from fraudulent conduct or willful misconduct or breach of any provisions of the MP Affiliates Agreement or the Investment Representation Letter.

            11.4 Notice. Promptly after IMSI becomes aware of the existence of any potential claim by an Indemnified Person for indemnity from the MP Shareholders under Section 11.2, IMSI will notify the MP Shareholders of such potential claim in accordance with the Escrow Agreement and will, to the extent that it can reasonably do so without impairing its ability to adequately defend and respond to any such claim, permit the MP Shareholders to assist IMSI in the defense of such claim and will cooperate with the MP Shareholders in obtaining copies of any records or other information which is relevant to the defense of such claim. Failure of IMSI to give such notice shall not affect any rights or remedies of an Indemnified Party hereunder with respect to indemnification for Damages except to the extent the MP Shareholders are materially prejudiced thereby. Prior to the settlement of any claim for which IMSI seeks indemnity from a MP Shareholder, IMSI will provide the MP Shareholders with the terms of the proposed settlement and a reasonable opportunity to comment on such terms in accordance with the Escrow Agreement. Nothing in this Section is intended to preclude the Representative of the MP Shareholders from contesting a claim




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

for indemnification hereunder in accordance with the terms and conditions of the Escrow Agreement.

            11.5 Title Indemnity. In addition to, and separate from, the foregoing agreement to indemnify set forth in Section 11.2, each MP Shareholder agrees, severally and not jointly, to defend and indemnify IMSI and each other Indemnified Person from and against any and all claims, demands, suits, actions, causes of actions, losses, costs, damages, liabilities and expenses including, without limitation, reasonable attorneys' fees, other professionals' and experts' reasonable fees and court or arbitration costs incurred and arising out of any failure of such MP Shareholder to have good, valid and marketable title to any issued and outstanding shares of MP Stock held (or asserted to have been held) by such MP Shareholder, free and clear of all liens, claims and encumbrances, or to have the full right, capacity and authority to enter into this Agreement and consummate the Exchange and any other transactions contemplated by this Agreement, or any failure of MP to have good, valid and marketable title to all of the outstanding shares of each of the MP Subsidiaries and any failure of the MP Shareholders collectively to own, of record and beneficially, 100% of the outstanding shares of MP. A MP shareholder's liability under the indemnification provided for in this Section 11.5 shall be in addition to any liability of such MP shareholder under Section 11.2 and shall not be subject to the limitations on such shareholder's liability set forth in Section
11.3 and shall not be limited to such MP Shareholder's Escrow Shares.

        12. MISCELLANEOUS

            12.1 Governing Law. The internal laws of the State of California, U.S.A. (irrespective of its choice of law principles) will govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties hereto.

            12.2 Assignment; Binding Upon Successors and Assigns. Neither party hereto may assign any of its rights or obligations hereunder without the prior written consent of the other party hereto, except that IMSI may assign its respective rights and/or obligations to any wholly-owned subsidiary of IMSI. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

            12.3 Severability. If any provision of this Agreement, or the application thereof, will for any reason and to any extent be invalid or unenforceable, the remainder of this Agreement and application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

            12.4 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be an original as regards any party whose signature appears thereon and all of which together will constitute one and the same instrument. This Agreement will become binding when one or more counterparts hereof, individually or taken together, will bear the signatures of both parties reflected hereon as signatories.

            12.5 Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law on such party, and the exercise of any one remedy will not preclude the exercise of any other.

            12.6 Amendment and Waivers. Any term or provision of this Agreement may be amended prior to the Closing by the written consent of IMSI, MP and the MP Shareholders, and, after the Closing by IMSI and the MP Shareholders (or their successors in interest). The observance of any term, condition or provision of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a writing signed by the party to be bound thereby or for whose benefit such condition was provided. The waiver by a party of any breach hereof or default in the performance hereof will not be deemed to constitute a waiver of any other default or any succeeding breach or default. In addition, at any time prior to the Closing, each of the MP Shareholders and each of MP and IMSI (by action taken by its respective Board of Directors) may, to the extent legally allowed: (i) extend the time for the performance of any of the obligations or other acts of the other; (ii) waive any inaccuracies in the representations and warranties made to it contained herein or in any document delivered pursuant hereto; and (iii) waive compliance with any of the agreements or conditions for its benefit contained herein. No such waiver or extension shall be effective unless signed in writing by the party against whom such waiver or extension is asserted. The failure of any party to enforce any of the provisions hereof will not be construed to be a waiver of the right of such party thereafter to enforce such provisions or any other provisions.

            12.7 Expenses. Each party will bear its respective expenses and legal fees incurred with respect to this Agreement, and the transactions contemplated hereby; provided, however, that the fees MP will pay to its counsel and accountants on behalf of MP and the MP Shareholders shall not exceed U.S. $100,000 in the aggregate without the written consent of IMSI. Any such expenses in excess of U.S. $100,000 shall be deemed to be Damages (as defined in Section 11.2) and shall be paid by the MP Shareholders from the Escrow Shares, and such "Damages" shall not be subject to the Basket.

            12.8 Attorneys' Fees. Should suit be brought to enforce or interpret any part of this Agreement, the prevailing party will be entitled to recover, as an element of the costs of suit and not as damages, reasonable attorneys' fees to be fixed by the court (including without limitation, costs, expenses and fees on any appeal). The prevailing party will be entitled to recover its costs of suit, regardless of whether such suit proceeds to final judgment.

            12.9 Notices. All notices and other communications required or permitted under this Agreement will be in writing and will be either hand delivered in person, sent by telecopier, sent by certified or registered first class mail, postage pre-paid, or sent by nationally recognized express courier service. Such notices and other communications will be effective upon receipt if hand delivered or sent by telecopier, five (5) days after mailing if sent by mail, and one (l) day after dispatch if sent by express courier, to the following addresses, or to such other addresses or fax number as any party may notify the other parties in accordance with this Section:




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

                 (i) If to IMSI:

                            IMSI

                            1895 Francisco Blvd. East

                            San Rafael, CA 94901



                 (ii) If to MP:

                            A. Brent Payne
                            531 East Elliot Road
                            Chandler, Arizona

            12.10 Construction of Agreement. This Agreement has been negotiated by the respective parties hereto and their attorneys and the language hereof will not be construed for or against either party. A reference to a Section or an exhibit will mean a Section in, or exhibit to, this Agreement unless otherwise explicitly set forth. The titles and headings herein are for reference purposes only and will not in any manner limit the construction of this Agreement which will be considered as a whole.

            12.11 No Joint Venture. Nothing contained in this Agreement will be deemed or construed as creating a joint venture or partnership between any of the parties hereto. No party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party. No party will have the power to control the activities and operations of any other party and their status is, and at all times will continue to be, that of independent contractors with respect to each other. No party will have any power or authority to bind or commit any other. No party will hold itself out as having any authority or relationship in contravention of this Section.

            12.12 Further Assurances. Each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances as may be reasonably requested by any other party to evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement.

            12.13 Absence of Third Party Beneficiary Rights. No provisions of this Agreement are intended, nor will be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, shareholder, partner, employee, agent, consultant or any party hereto or any other person or entity unless specifically provided otherwise herein, and, except as so provided, all provisions hereof will be personal solely between the parties to this Agreement.

            12.14 Public Announcement. Upon execution of this Agreement, IMSI and MP will issue a press release approved by such parties announcing the Exchange. Thereafter, IMSI may issue such press releases, and make such other disclosures regarding the Exchange, as it determines are required under applicable securities laws or regulatory rules, but shall first, when practicable, consult with MP and provide MP with an opportunity to comment on any such press release. Prior to the publication of the press release issued upon execution of this Agreement (unless this Agreement has been terminated), no party hereto shall make any public announcement relating to this Agreement or the transactions contemplated hereby and MP shall use its best efforts to prevent any trading in IMSI Common Stock by officers, directors, shareholders, employees, agents and consultants of MP and/or of any MP Subsidiaries.

            12.15 Confidentiality. MP and IMSI each confirm that they have entered into the Confidentiality Agreement and that they are each bound by, and will abide by, the provisions of such Confidentiality Agreement (except that IMSI will cease to be bound by the Confidentiality Agreement after the Exchange becomes effective). If this Agreement is terminated, all copies of documents containing confidential information of a disclosing party shall be returned by the receiving party to the disclosing party or be destroyed, as provided in the Confidentiality Agreement.

            12.16 Entire Agreement. This Agreement and the exhibits hereto constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect hereto other than the Confidentiality Agreement. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.

            12.17 U.S. Dollars. Unless otherwise expressly provided herein, all references to amounts of money or dollars herein refer to United States dollars.












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                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]












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        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


INTERNATIONAL MICROCOMPUTER                MEDIAPAQ, INC.
SOFTWARE INC.


By:  /s/                                   By:  /s/
   ------------------------------             -----------------------------
Its: Chairman of the Board                 Its:President

                                           MP SHAREHOLDERS

                                           By:
                                           By:  /s/
                                              -----------------------------
                                           Name:
                                                ---------------------------
                                           Title:
                                                 --------------------------










                     [SIGNATURE PAGE TO EXCHANGE AGREEMENT]



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

                                LIST OF EXHIBITS



Exhibit A         MP Shareholders

Exhibit 2.7       MP Affiliates List

Exhibit 3.8       MP Financial Statements

Exhibit 3.11      Agreements of MP

Exhibit 3.13      MP IP Rights

Exhibit 3.13.4    Employee Invention and Proprietary Information Agreement

Exhibit 9.9A      Non-Competition Agreement

Exhibit 9.10      Employment Agreement